SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated May 26, 2015 between PACER FUNDS TRUST
and
PACER ADVISORS, INC.

As June 22, 2020
The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate	Fund	Rate
Pacer Trendpilot® US Large Cap ETF	0.60%	Pacer Military Times Best for Vets℠ Equity ETF	0.60%
Pacer Trendpilot® US Mid Cap ETF	0.60%	Pacer CFRA-Stovall Seasonal Rotation Equal Weight Index ETF	0.60%
Pacer Trendpilot® 100 ETF	0.65%	Pacer CFRA-Stovall Seasonal Rotation Global Index ETF	0.60%
Pacer Trendpilot® European Index ETF	0.65%	Pacer Trendpilot® International ETF	0.65%
Pacer Autopilot Hedged European Index ETF	0.65%	Pacer Trendpilot® Fund of Funds ETF	0.15%
Pacer US Export Leaders ETF	0.60%	Pacer US Cash Cows Growth ETF	0.60%
Pacer International Export Leaders ETF	0.60%	Pacer Cash Cows Fund of Funds ETF	0.15%
Pacer Global Cash Cows Dividend ETF	0.60%	Pacer Emerging Markets Cash Cows 100 ETF	0.70%
Pacer US Cash Cows 100 ETF	0.49%	Pacer Trendpilot Bond ETF	0.60%
Pacer Developed Markets International Cash Cows 100 ETF	0.65%	Pacer American Energy Independence ETF	0.75%
Pacer US Small Cap Cash Cows 100 ETF	0.59%*	Pacer CSOP FTSE China A50 ETF	0.70%
Pacer WealthShield ETF	0.60%	Pacer Large Cap Alternator ETF	0.60%
Pacer Benchmark Hotel & Lodging Real Estate SCTR℠ ETF	0.60%	Pacer Lunt MidCap Multi-Factor Alternator ETF	0.60%
Pacer Benchmark Apartments & Residential Real Estate SCTR℠ ETF	0.60%	Pacer Lunt Large Cap Multi-Factor ETF	0.60%
Pacer Benchmark Healthcare Real Estate SCTR℠ ETF	0.60%	Pacer BioThreat ETF	0.70%
Pacer Benchmark Industrial Real Estate SCTR℠ ETF	0.60%	Pacer Salt High truBeta US Market ETF	0.60%
Pacer Benchmark Data & Infrastructure Real Estate SCTR℠ ETF	0.60%	Pacer Salt Low truBeta US Market ETF	0.60%
* Effective since the Fund’s commencement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date set forth above.

PACER FUNDS TRUST	PACER ADVISORS, INC.
By: /s/ Joe M. Thomson	By: /s/ Joe M. Thomson
Name: Joe M. Thomson	Name: Joe M. Thomson
Title: President and Chairman	Title: President